EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synopsys, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-84517 and 333-68011) on Form S-3 and (Nos. 333-231761, 333-225237, 333-221990, 333-217177, 333-215526, 333-213246, 333-206458, 333-196428, 333-195167, 333-189019, 333-185600, 333-181875, 333-179940, 333-174587, 333-169275, 333-166274, 333-157791, 333-151070, 333-151067, 333-134899, 333-125225, 333-125224, 333-116222, 333-108507, 333-106149, 333-103636, 333-103635, 333-103418, 333-100155, 333-99651, 333-97319, 333-97317, 333-75638, 333-77000, 333-71056, 333-63216, 333-56170, 333-45056, 333-38810, 333-32130, 333-90643, 333-84279, 333-77597, 333-77127, 333-68883, 333-60783, 333-50947, 333-45181, 333-42069, and 333-22663) on Form S-8 of Synopsys, Inc. of our report dated December 20, 2019, with respect to the consolidated balance sheets of Synopsys, Inc. and its subsidiaries as of November 2, 2019 and November 3, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 2, 2019, and the related notes (collectively, “the consolidated financial statements”), and the effectiveness of internal control over financial reporting as of November 2, 2019, which report appears in the November 2, 2019 annual report on Form 10-K of Synopsys, Inc.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs - Contracts with Customers, as of November 4, 2018.
/s/ KPMG LLP
Santa Clara, California
December 20, 2019